CNB CORPORATION
_____________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 12, 2009

TO THE SHAREHOLDERS:

          Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of CNB Corporation, a South Carolina corporation (the "Company"), will be held in the Conway Banking Office of The Conway National Bank at 1411 Fourth Avenue, Conway, South Carolina, at 5:15 p.m., Conway, South Carolina time, on Tuesday, May 12, 2009.  The Annual Meeting is being held for the following purposes:

(1)	To elect four Directors to each serve a three-year term;
(2)	To ratify the appointment of Elliott Davis, LLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

          Only those holders of common stock of the Company of record at the close of business on March 31, 2009, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

          You are cordially invited and urged to attend the Annual Meeting in person.  Whether or not you plan to attend the meeting, we encourage you to please date, sign, and promptly return the enclosed proxy (gold sheet) in the enclosed, self-addressed, stamped envelope.  If you are a record shareholder and attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so.  In any event, a proxy may be revoked by a record shareholder at any time before it is exercised.

By Order of the Board of Directors /s/W. Jennings Duncan
W. Jennings Duncan
President and Chief Executive Officer
Conway, South Carolina
April 10, 2009

CNB CORPORATION
1400 Third Avenue
Conway, South Carolina 29526
(843) 248-5721

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 12, 2009

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of CNB Corporation, a South Carolina Corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 2009 (the "Annual Meeting"), at 5:15 p.m., Conway, South Carolina time, in the Conway Banking Office of The Conway National Bank at 1411 Fourth Avenue, Conway, South Carolina, or any adjournment thereof.  Throughout this Proxy Statement, we use terms such as "we," "us," "our" and "our Company" to refer to CNB Corporation, the term "our Bank" to refer to our wholly-owned subsidiary, The Conway National Bank, and terms such as "you" and "your" to refer to our shareholders.

          A Notice of Annual Meeting is attached to this Proxy Statement, and a form of proxy is enclosed.  We first began mailing this proxy statement to our shareholders on or about April 10, 2009.  We are paying the costs of this solicitation.  The only method of solicitation we plan to use, other than this proxy statement, is personal contact, including contact by telephone or other electronic means, by our directors and regular employees, who will not be specially compensated for their services.  We will also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons; and we will reimburse the forwarding expenses.

ANNUAL REPORT

          The annual report to shareholders covering our fiscal year ended December 31, 2008, including financial statements, is enclosed.  The annual report to shareholders does not form any part of the material for the solicitation of proxies.

VOTING PROCEDURES AND MATTERS RELATING TO PROXIES

Voting

          If you hold your shares of record in your own name, you may vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope.  If you are a shareholder of record, you can also attend the Annual Meeting and vote in person.   If you hold your shares in street name with a broker or other nominee, you can direct your vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee.  If you hold your shares in street name, you may attend the Annual Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

Revocation of Proxy

          If you are a record shareholder and execute and deliver a proxy, you have the right to revoke it at any time before it is voted by: (a) giving written notice of revocation to W. Jennings Duncan, President, CNB Corporation, 1400 Third Avenue, Conway, South Carolina 29526; (b) voting in person at the Annual Meeting; or (c) executing and delivering to us a later dated proxy. Written notice of revocation or delivery of a later dated proxy will be effective when we receive it.  Your attendance at the Annual Meeting will not in itself constitute revocation of a proxy.  However, if you are a record shareholder and desire to do so, you may attend the meeting and vote in person in which case the proxy will not be used.  If you hold your shares in street name with a broker or other nominee, you may change or revoke your proxy instructions by submitting new voting instructions to the broker or other nominee.

Quorum, Vote Required and Method of Counting Votes

          At the close of business on March 31, 2009 (the "Record Date"), 828,892 shares of our common stock ($10.00 par value) were outstanding and were held of record by approximately 856 persons.  Each share outstanding will be entitled to one vote upon each matter submitted at the meeting.  You are only entitled to notice of and to vote at the meeting if you were a stockholder of record at the close of business on March 31, 2009.

          The presence in person or by proxy of the holders of one-third of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof.  If a share is represented for any purpose at the Annual Meeting by the presence of the record owner or a person holding a valid proxy for the record owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Annual Meeting.  If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented.  If the meeting is to be reconvened within thirty days, we will not give any notice of the reconvened meeting other than an announcement at the adjourned meeting.  If the meeting is to be adjourned for thirty days or more, we will give notice of the reconvened meeting as provided in the Bylaws.  At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

          If a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the meeting."Plurality" means that, if there are more nominees than positions to be filled, the individuals who receive the largest number of votes cast for the positions to be filled will be elected as directors.  Because the number of nominees for election at the 2009 Annual Meeting is the same as the number of positions to be filled, we expect that all of the Board of Directors' nominees will be elected.  Votes that are withheld or shares that are not voted in the election of directors will have no effect on the outcome of election of directors.  Cumulative voting is not permitted.

          If a quorum is present, all other matters that may be considered and acted upon by our shareholders at the Annual Meeting, including ratification of appointment of the independent registered public accounting firm, will be approved if the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal.

Actions to be Taken by the Proxies

          Our Board of Directors selected the persons named as proxies in the enclosed form of proxy.  When the form of proxy enclosed is properly executed and returned, the shares that it represents will be voted at the meeting.  Unless you otherwise specify therein, your proxy will be voted:

▪	"For" the election of the four persons named in this Proxy Statement as our Board of Directors' nominees for election to the Board of Directors; and
▪	"For" the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

          In each case where you have appropriately specified how your shares are to be voted, they will be voted in accordance with your specifications.  Our Board of Directors is not aware of any other matters that may be presented for action at the Annual Meeting of Shareholders; but if other matters do properly come before the meeting, the persons named as proxies in the form of proxy intend to vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

          If you wish to present a proposal for action at the 2010 Annual Meeting of Shareholders, you may do so by delivering the proposal in writing to the President of CNB Corporation, 1400 Third Avenue, Conway, South Carolina 29526.  You must send or deliver such written proposals in time for us to receive them prior to December 11, 2009, if you want us to include them, if otherwise appropriate, in our proxy statement and form of proxy relating to that meeting.  If we do not receive notice of a shareholder proposal prior to February 24, 2010, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the proposal is raised at the meeting.  Only proposals that are proper for shareholder action and otherwise appropriate may be included in the Company's proxy statement and proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS

          The following table provides information as of March 1, 2009, about share ownership of persons who are known to us currently to be beneficial owners of 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares

W. Jennings Duncan 1400 Third Avenue Conway, South Carolina 29526	45,250	5.45%

SECURITY OWNERSHIP OF MANAGEMENT

          The following table provides information as of March 1, 2009, about beneficial ownership of our common stock by each of our executive officers named in the Summary Compensation Table, each of our directors and each nominee for director, and all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
James W. Barnette, Jr. (1)	7,051.85%
William R. Benson (2)	35,051	4.23%
Harold G. Cushman, Jr. (3)	2,790.34%
Harold G. Cushman, III (4)	28,023	3.38%
W. Jennings Duncan (5)	45,250	5.46%
Marion E. Freeman, Jr.	45.01%
M. Terry Hyman	112.01%
Edward T. Kelaher	379.05%
William O. Marsh (6)	1,394.17%
L. Ford Sanders, II (7)	471.06%
George F. Sasser (8)	1,397.17%
Lynn Gatlin Stevens	347.04%
Phillip H. Thomas (9)	431.05%
John C. Thompson	1,083.13%

All Executive Officers and Directors as a Group
(14 persons)	123,824	14.94%

          Except as indicated below, each executive officer named and each director or director nominee has sole voting and investment power with respect to all shares of our stock owned by such executive officer, director, or director nominee.

(1)	Includes 5,838 shares held by Janet J. Barnette (wife).
(2)

Includes 181 shares held by Timna Benson (wife); 994 shares held by Ella Earle Benson (mother); 16,062 shares held by the Ella Earle Benson Trust; 2,183 shares held by The Busbee Trust; and 14,520 shares held by E Square Farms, LLC.  Of the total shares beneficially owned by Mr. Benson, 2,174 shares are pledged as collateral.

(3)	Includes 1,144 shares held by Dianne C. Cushman (wife).
(4)

Includes 89 shares held by Harold G. Cushman, IV (son); 89 shares held by Kara Dawn Cushman (daughter); 25,410 shares held by the Cushman Family Limited Partnership; 683 shares held by the Marion Shannon Cushman Trust FBO Harold G. Cushman, IV; and 682 shares held by the Marion Shannon Cushman Trust FBO Kara Dawn Cushman.

(5)	Includes 2,291 shares held by Robin F. Duncan (wife); 4,542 shares held by Margaret Brunson Duncan (daughter); and 20,862 shares held as personal representative of the estate of Willis J. Duncan.
(6)	Includes 121 shares held by Elizabeth Floyd Marsh (wife) and 1,083 shares held by the Palmetto Chevrolet Co., Inc. Employees Profit Sharing Plan.
(7)	Includes 169 shares held by Michelle Calder Sanders (wife). Of the total shares beneficially owned by Mr. Sanders, 302 shares are pledged as collateral.
(8)	Includes 717 shares held by Sara Jean Sasser (wife).
(9)	Includes 161 shares held by Rilla A. Thomas (wife).

ELECTION OF DIRECTORS

          Our Articles of Incorporation provide for our Board of Directors to be divided into three classes, each as nearly equal in number as possible, and each serving a three-year staggered term.

          Our Board of Directors has, by resolution, fixed the number of directors at ten.  Four directors will be elected at the Annual Meeting to each serve a three-year term.  Directors serve until their successors are elected and have qualified to serve.  The Board has nominated for re-election William R. Benson, Edward T. Kelaher, George F. Sasser, and Lynn G. Stevens, each of whom is presently serving as a director, as Class III directors, each to serve a three-year term.  All nominees were recommended for re-election by the Governance, Nominating, and Compensation Committee of the Board of Directors.  The Governance, Nominating, and Compensation Committee is comprised of non-management directors.

          Information about the nominees is set forth below under "INFORMATION ABOUT NOMINEES, DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING OF SHAREHOLDERS, AND EXECUTIVE OFFICERS ─ Nominees for Election to Serve until the 2012 Annual Meeting of Shareholders."  Each of the nominees has consented to be named in this Proxy Statement.   The nominees have advised our Board of Directors that they will stand for election and will serve if elected.  However, if any nominee should become unable or unwilling to serve for any reason, the persons acting as proxies intend to vote for the election, in his or her stead, of such other persons as our Board of Directors may recommend.  The Board of Directors has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

INFORMATION ABOUT NOMINEES, DIRECTORS WHOSE TERMS WILL CONTINUE
 AFTER THE ANNUAL MEETING OF SHAREHOLDERS,
AND EXECUTIVE OFFICERS

Nominees for Election to Serve until the 2012 Annual Meeting of Shareholders

          William R. Benson, age 56, has been Senior Vice President of our Bank since 2005.  Mr. Benson was Vice President and Loan Officer of our Bank from 1985 to 2005. Mr. Benson has served as member of the Board of Directors of our Company and our Bank since 2005.  He began his banking career in 1976.  Mr. Benson currently serves as Trustee and Finance Committee Chairman of Conway Hospital and Chairman of the Board of Visitors of Coastal Carolina University Wall School of Business.

          Edward T. Kelaher, age 54, has served as member of the Board of Directors of our Company and our Bank since 2006.  He is the Rector at All Saints Parish, Waccamaw Episcopal Church in Pawleys Island, South Carolina and has served in this capacity since February 2004.  He was also named Rector of Church of the Resurrection in Surfside Beach in 2007.  Mr. Kelaher was formerly the senior partner at the law firm of Kelaher, Connell & Connor, PC in Surfside Beach, South Carolina, from 1982 to 2006.  He received the American Bar Association's United States Pro Bono Lawyer of the Year award for 1993, and he received the South Carolina Bar Association Pro Bono Lawyer of the Year award for 1992 for his service in providing free legal services and assistance to persons in need who were referred to him by various social agencies, churches, and volunteer agencies. Other awards and recognitions have included his receiving the Volunteer of the Year award for Horry County and being named Surfside Beach Citizen of the Year. In addition to his considerable charitable work, Mr. Kelaher has served on the South Carolina Bar Board of Governors, the Myrtle Beach Area Chamber of Commerce Board, the Horry County Development Board, the Horry County Higher Education Commission, and the Horry County Schools Advisory Council.

          George F. Sasser, age 72, has served as member of the Board of Directors of our Company and our Bank since 2006.  He retired as Athletic Director from Coastal Carolina University in 1999.  Mr. Sasser has held various positions of leadership and administrative positions of responsibility. These positions include service as Commissioner of the Big South (NCAA) Conference and as Athletic Director at Coastal Carolina University, East Tennessee State University, Wofford College, and Conway High School. He also coached football at Appalachian State University, Wofford College, East Tennessee State University, and Conway High School.  In 1982, Mr. Sasser was named the Kodak Coach of the Year for the College Division.  In 2003, Coastal Carolina University recognized his contributions by naming Coastal Carolina University's Athletic Hall of Fame in his honor.   In addition, he has served in the Conway Jaycees; the Waccamaw Kiwanis Club; the Conway Medical Center Foundation; and as a deacon, elder, and trustee of Kingston Presbyterian Church.

           Lynn Gatlin Stevens, age 49, has been a director of our Company and our Bank since 2006.  Ms. Stevens is an attorney and has been a shareholder with the McNair Law Firm, P.A. since 2001. Previously, Ms. Stevens was a shareholder of and employed by the Thompson Law Firm, P.A. from 1984 - 2001.  Ms. Stevens currently serves as a Director for the Coastal Carolina Housing Foundation, Inc. She formerly served as Chairperson of the Real Estate Section of the South Carolina Bar Association.  She is a panel member of the Commission for Judicial Conduct for South Carolina; a member of the South Carolina and Horry County Bar Association; and is a member of First United Methodist Church, Conway, South Carolina where she serves as the Chairman of the Building Committee.

Information about Current Directors whose terms will continue after the 2009 Annual Meeting

          The following table sets forth the name and term as director for each of our directors whose term will continue after the 2009 Annual Meeting of Shareholders.

Name	Director Since	Term Expires
James W. Barnette, Jr.	1984	2010
Harold G. Cushman, Jr.	1963	2011
Harold G. Cushman, III	2007	2010
W. Jennings Duncan	1984	2010
William O. Marsh	2007	2011
John C. Thompson	2007	2011

          James W. Barnette, Jr., age 64, has been a director of our Company since its founding in 1985 and our Bank since 1984.  Mr. Barnette has been President of Surfside Rent Mart, a general rental company located in Surfside Beach, South Carolina since 1992.  Mr. Barnette was the General Manager of Quail Creek, Burning Ridge, and Indian Wells Golf Clubs from 1985 to 1988; was Vice President of Myrtle Beach Farms Company and General Manager of Myrtlewood Golf Courses from 1970 to 1984; and was a teacher at Conway High School from 1967 to 1970.  Mr. Barnette has served on the Horry County Board of Education and served as Chair of its Building Committee and Finance Committee.  Mr. Barnette has also served as a member and Treasurer of the Executive Board of Golf Holiday and as a member of the Executive Board of the Grand Strand Executive Golf Association.

          Harold G. Cushman, Jr., age 79,has been a director of our Company since its founding in 1985 and our Bank since 1963.  He retired in 1995 as President of Dargan Construction Company, Inc.  He is a director of  Dargan Construction Company, Coastal Crane Company, and the Myrtle Beach National Company.  Mr. Cushman graduated from The Citadel and served in the U.S. Army and in the South Carolina National Guard.  Mr. Cushman has served as president and director of the Myrtle Beach Rotary Club and as secretary of the Governor's Task Force-State Military Base Closing Commission.  He is a former president of the Dunes Golf & Beach Club.  He was also a member of the Governing Board of the Waccamaw Center for Mental Health and served on the Board of Advisors of the Presbyterian Home of South Carolina.   Mr. Cushman is an Elder of the First Presbyterian Church of Myrtle Beach.

          W. Jennings Duncan, age 53, is President and Chief Executive Officer of our Company and our Bank. He served as Interim President and Chief Executive Officer of our Company and our Bank from May 22, 2006 until January 9, 2007, when he was appointed President and Chief Executive Officer of our Company and our Bank.  He previously served as President and Chief Executive Officer of our Company and our Bank from 1988 until June 2005.  Mr. Duncan did not engage in other employment during the interim period.  Mr. Duncan has also served as a director of our Company since its founding in 1985 and our Bank from 1984 to June 2005 and from May 2006 to the present.  Previously, Mr. Duncan has served the company in the following capacities:  Executive Vice President, 1985-1988, and Assistant Vice President and Credit Officer, 1982-1985.  Mr. Duncan is active in numerous community organizations.  He is a member of the Legislative Committee of the Independent Banks of South Carolina; a member of the Board of Directors, Investment Committee, and Vice Chairman of the Finance/Budget Committee of the Coastal Educational Foundation; a member of the Horry County Schools Business Cabinet; a member of the Conway High School Athletic Steering Committee and the Conway High All Sports Booster Club; is the Horry County Chairman of the United States Savings Bonds Program; and is an Elder of Grace Presbyterian

Church.  Previously, Mr. Duncan served the Coastal Educational Foundation in the capacity of Secretary/Treasurer for 10 years, served as Chairman of the Coastal Educational Foundation Finance/Budget/Audit Committee, and was a member of the Committee on the Future; he has served as a member of the South Carolina Bankers Association Board of Directors; the Conway Chamber of Commerce Board of Directors and was a member of the Economic Affairs Committee; was a member of the Horry County Industrial Council; Coastal Carolina Wall School of Business Board of Visitors; Coastal Carolina Business Ethics Forum; Governor's Initiative for Work Force Excellence - Horry County Business Roundtable Advisory Board; Frances Marion College Board of Trustees; State College Board of Trustees; Conway High School Booster Club Treasurer; Graingertown Community Development Grant Committee; he was named the South Carolina Bankers Association Young Banker of the Year - 1992; and the Rotary Club Small Businessman of the Year - 1990.  Mr. Duncan holds a B.S. in Financial Management from Clemson University, an MBA in Banking and Finance from the University of South Carolina, and is a graduate of the Louisiana State University Graduate School of Banking of the South.

          Harold G. Cushman, III, age 49, has served as member of the Board of Directors of our Company and our Bank since 2007.  He is Executive Vice President/Chief Operating Officer of Dargan Construction Company, Inc., and is a Partner and Manager of its subsidiaries.  Mr. Cushman is a Director of Dargan Construction Company, Inc. and has been employed by this company since 1982.  He is the Licensed S.C. General Contractor Representative for Dargan Construction Company, LLC.  Mr. Cushman is a member of the Board of Directors for Horry-Georgetown Technical College Foundation.  He is a member of the First Presbyterian Church of Myrtle Beach and the Dunes Golf and Beach Club.  Mr. Cushman is a past Executive Board Member of the Pee Dee Area Council of the Boy Scouts of America and served as a Troop Leader for Boy Scout Troop 850.

          William O. Marsh, age 45, has served as member of the Board of Directors of our Company and our Bank since 2007.  He has been President of Palmetto Chevrolet Co., Inc. since 2000 and has been employed by Palmetto Chevrolet since 1995.  Mr. Marsh is also the Treasurer of Lowcountry Casualty Co., Chairman of the Florence/Myrtle Beach Chevrolet Dealers Local Marketing Association, and a member of the Southeast Region Chevrolet Area Marketing Advisory Board.  Mr. Marsh is actively involved in numerous community organizations.  He has been a member of the Coastal Educational Foundation since 2000 and served as its President from 2004-2006; a member of the Coastal Carolina Alumni Association since 1988 and Past President from 1996-1998; a Director of the Conway Chamber of Commerce since 1999; a Director of the Winyah Rivers Foundation since 2006; a member of the Horry County School District Business Advisory Cabinet; and a member and former Chairman of the Board of Deacons of Kingston Presbyterian Church.  Mr. Marsh was also a director of Coastal Financial Corporation from 2005-2007.  He holds a B.S. in Business Administration from Coastal Carolina University, 1986.

          John C. Thompson, age 78, has served as member of the Board of Directors of our Company and our Bank since 2007.  He retired as an attorney with the Law Firm of Thompson & Henry in 1999.  Mr. Thompson graduated from Davidson College and the University of South Carolina Law School. He served three years (1951-1954) in the United States Army, served one term in the House of Representatives of the South Carolina General Assembly, and served eight years as a member of the Board of Directors of the South Carolina Public Service Authority.  He served as a Director of Peoples National Bank of Conway, South Carolina, from 1963 until the time of its merger with C&S National Bank in 1968.  Mr. Thompson serves as a Director of Ocean Park, Inc., which has interests in two motel operating companies in Myrtle Beach, South Carolina, and as a Director of Burning Ridge Golf Club, Inc., which holds an interest in Classic Golf, Inc. which owns and operates Golf Clubs.

Executive Officers of the Company

          Our executive officers are W. Jennings Duncan, President and Chief Executive Officer, and L. Ford Sanders, II, Executive Vice President, Treasurer and Chief Financial Officer. Information about Mr. Duncan is set forth above under "─ Information about Current Directors whose terms will continue after the 2008 Annual Meeting.  Mr. Sanders, age 47, was named Executive Vice President, Chief Financial Officer, and Treasurer of the Company in January 2007.  He served as Interim Executive Vice President, Chief Financial Officer, and Treasurer of the Company from May 2006 to December 2006, and as Assistant Treasurer of the Company from March 2005 to May 2006.  Mr. Sanders has been employed by our Bank for 21 years, since October 1987.  He was named Executive Vice President, Chief Financial Officer, and Cashier of the Bank in January 2007, and served as Interim Executive Vice President, Chief Financial Officer, and Cashier from May 2006 to December 2006.  Mr. Sanders has also served the Bank in the following capacities:  Senior Vice President - Chief Accounting Officer, Vice President - Senior Auditor and Loan Review Officer, and Assistant Vice President - Lending.  Mr. Sanders holds a B.S. in Business Administration - Finance from USC-Coastal Carolina College and a M.S. in Accountancy from the College of Charleston.

Executive Officers of the Bank

          Mr. Duncan and Mr. Sanders are also executive officers of the Bank.  Information about Mr. Duncan is set forth above under "─ Information about Current Directors whose terms will continue after the 2009 Annual Meeting."  Information about Mr. Sanders is set forth above under "─ Executive Officers of the Company."  In addition to Mr. Duncan and Mr. Sanders, William R. Benson, Marion E. Freeman, Jr., Phillip H. Thomas, and M. Terry Hyman are also executive officers of the Bank.  Information about Mr. Benson is set forth above under "─ Nominees for Election to Serve until the 2012 Annual Meeting of Shareholders."  Information about Mr. Freeman, Mr. Thomas and Mr. Hyman is set forth in the following paragraphs:

          Marion E. Freeman, Jr., age 52, has been Senior Vice President and Coastal Area Executive of our Bank since 2005.  Mr. Freeman began his banking career in 1978 and joined our Bank in 1982, serving as Vice President and Loan Officer from 1985 to 2005.  He currently serves as a member of the Board of Directors of the Myrtle Beach Area Chamber of Commerce, member of the Board of Directors of the Horry-Georgetown Technical College Foundation, serving on the Finance and Executive Committees, and currently serves as a member of the Board of Visitors for Charleston Southern University.  Mr. Freeman is a member of Belin United Methodist Church where he previously held positions of Chairman of the Administrative Board, Treasurer, and Chairman of the Personnel Committee.  He is a member of the Horry County Schools Business Cabinet, previously served as Myrtle Beach High School PTO President, Board member of the Academy of Arts and Science School Improvement Council, and President of the Socastee High School Booster Club.  Mr. Freeman is a current member of the Rotary Club of Myrtle Beach and previously served as a charter member and President of the Rotary Club of Surfside, Assistant District Governor of Rotary District 7770, Conference Chairman of District Conference for Rotary 7770, and organizer of the Rotary Club of Murrells Inlet.  He was awarded the Surfside Beach Businessperson of the Year Award for 1992.  Mr. Freeman served as a former member of the Town of Surfside Beach Accommodations Tax Committee, as President of the Horry County Chapter of the American Heart Association, and as Chairman of the Board of Directors of the Ocean View Memorial Hospital Foundation.  He  is a graduate of Charleston Southern University and the Louisiana State University Graduate School of Banking of the South.

Phillip H. Thomas, age 54, has been Senior Vice President and Senior Credit Administration Officer of the Bank since 2005.  Mr. Thomas joined our Bank in 1985 and served as Vice President and Senior Credit Administration Officer from 1987 to 2005.  He began his banking career in 1977 and holds a B.S. in both Finance and Accounting from the University of South Carolina.  Mr. Thomas has also completed the American Bankers Association National Commercial Lending Graduate School at the University of Oklahoma.  Mr. Thomas is a board member of the Conway Rotary Club and is an Elder of Kingston Presbyterian Church.  In addition, he has previously served as Treasurer and as a Trustee of Kingston Presbyterian Church.  Mr. Thomas also serves as a member of the Grand Strand Economic Outlook Board, an advisory board for the Waccamaw Regional Council of Governments.

M. Terry Hyman, age 50, is Senior Vice President and Inland Area Executive of our Bank.  He began his banking career in 1980 and joined our Bank in 1984 and has since served the Bank in numerous capacities.  He holds a B.A. in Political Science from USC Coastal Carolina College.  Mr. Hyman has served many community organizations and currently serves on the Trinity United Methodist Church Finance Committee, United Way of Horry County Allocations Committee, Conway Lions Club Board of Directors, Coastal Carolina University Athletic Committee, and the Collin's Kids David Bennett Foundation Board of Directors.

Family Relationships

          Harold G. Cushman, III is the son of Harold G. Cushman, Jr., Chairman of the Board of Directors.

GOVERNANCE MATTERS

Director Independence

          Our Board of Directors has determined that none of James W. Barnette, Jr., Harold G. Cushman, Jr., Harold G. Cushman, III, Edward T. Kelaher, William O. Marsh, George F. Sasser, Lynn G. Stevens, or John C. Thompson has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such director is independent as defined in The Nasdaq Stock Market, Inc. Marketplace Rules, as modified or supplemented (the "Nasdaq Rules").  As disclosed under "Transactions with Related Persons," each of our independent directors and some of their affiliates have loan and deposit relationships with our Bank.  These relationships are not considered by our Board to compromise their independence.

Director Attendance at Board and Committee Meetings and the Annual Meeting of Shareholders

          During 2008, our Board of Directors met ten times.  Each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she served as Director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served.

          The Company encourages, but does not require, directors to attend annual meetings of shareholders.  All of our directors attended the 2008 Annual Meeting.

Committees of the Board of Directors

Governance Committee (Nominating and Compensation Committee)

          Our Governance Committee serves as our nominating committee and our executive compensation committee.  The current members of the Committee are James W. Barnette, Jr., Harold G. Cushman, Jr., and Edward T. Kelaher.  Each member of the Governance Committee is independent as defined in the Nasdaq Rules.  The Governance Committee met ten times in 2008.

          In its capacity as Nominating Committee, our Governance Committee acts pursuant to a written Governance Committee Charter adopted by our Board of Directors, which is attached as "Appendix A" to this Proxy Statement.  In its capacity as our Executive Compensation Committee, our Governance Committee acts pursuant to a written Compensation Committee Charter adopted by our Board of Directors, which was attached to our 2007 Proxy Statement.  Although the Company does not have a website, the Bank has a website.  These charters are not posted on the Bank's website.

          In serving as the executive compensation committee, our Governance Committee reviews our compensation policies and recommends to the Board the compensation levels and compensation programs for executive officers and board and committee fees paid to the directors.  The ultimate decisions about compensation levels and compensation programs are made by our full Board, which may accept or reject the recommendations of the Committee.  The Chief Executive Officer provides information to assist the Committee in its deliberations but does not make recommendations relating to the elements and amounts of executive officer compensation.

The Compensation Committee does not delegate its authority to any other persons.  However, the Committee does delegate responsibility for administering parts of our compensation programs to our Human Resources Department.  As discussed under the caption - Compensation Discussion and Analysis - Compensation Consultants," the Governance Committee utilizes compensation studies provided by an independent third party consultant to assist it in its deliberations about executive compensation.

Audit Committee

          We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee is responsible for appointment of the independent auditors and oversees the internal and external audit functions. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is attached as "Appendix B" to this Proxy Statement.  This charter is not posted on the Bank's website.  The members of the Audit Committee for 2008 were James W. Barnette, Jr., Harold G. Cushman, Jr., William O. Marsh, and George F. Sasser.  At its meeting on February 10, 2009, the Board of Directors appointed Edward T. Kelaher to replace George F. Sasser as a member of the Audit Committee.  Mr. Sasser was appointed to the Loan Committee.  Each member of the Audit Committee is independent as defined in the "Nasdaq Rules."  The Audit Committee met twelve times in 2008.

Director Nomination Process

          As noted above, our Governance Committee functions as our Nominating Committee.  In recommending director candidates, the Governance Committee takes into consideration such factors as it deems appropriate based on the Company's current needs. These factors may include skills such as understanding of banking and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate's experience and business background, and other Board members' experience and business background, as well as the candidate's ability to devote the required time and effort to serve on the Board.

          Our Governance Committee will consider for nomination by the Board those director candidates recommended by shareholders if the shareholders comply with the following requirements.  If you wish to recommend a candidate to the Board for consideration as a Board of Directors' nominee, you must submit in writing to the Governance Committee the recommended candidate's name, a brief resume setting forth the recommended candidate's business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate's willingness to be nominated and to serve.  This information must be delivered to the Chairman of the Governance Committee at our address and must be received no later than December 11 in any year for a potential candidate to be considered as a potential Board of Directors' nominee.  The Governance Committee may request further information if it determines a potential candidate may be an appropriate nominee.  Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Governance Committee candidates receive.

          Director candidates recommended by shareholders will not be considered for recommendation by the Board as potential Board of Directors' nominees if the shareholder recommendations are received later than December 11 in any year.  Nevertheless, shareholders may make their own nominations of director candidates for election at the annual meeting if they follow the procedures set forth in the Company's Bylaws.  Such nominations must be made in writing and must be delivered or mailed to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding Annual Meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Our Bylaws further provide that the notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as Director of the Company if so elected.  The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.  Nominations not made in accordance with this requirement may be disregarded by the presiding officer of the meeting; and upon his instructions, the Corporate Secretary shall disregard all votes cast for each such nominee.

Shareholder Communications with the Board of Directors

          If you wish to send communications to the Board of Directors, you should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, CNB Corporation, Post Office Drawer 320, 1400 Third Avenue, Conway, South Carolina 29528.  Upon receipt of any such communications, our Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication.  Our Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An "appropriate shareholder communication" is a communication from a person claiming to be a shareholder and the subject of the communication relates solely to the sender's interest as a shareholder and not to any other personal or business interest.

          In the case of communications addressed to our Board of Directors, our Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board.  In the case of communications addressed to our independent or outside directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Audit Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

Code of Ethics

          We have adopted a code of ethics applicable to our principal executive officer and principal financial officer, and they have acknowledged receipt of the code of ethics and agreed to comply with it.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

          Our Board of Directors believes that, to continue its success, our Company and our Bank must focus on retaining and attracting highly qualified key executives, officers, and directors. Setting compensation levels that are competitive in the market is key to that initiative.  Equally important with setting competitive levels of compensation is tying compensation to personal and company performance.  Accordingly, our Board of Directors is committed to developing an overall compensation program that is designed to attract, motivate, reward, and retain senior management by providing competitive total compensation opportunities based on performance, leadership, teamwork, and the creation of shareholder value.

          Our Governance Committee, which acts as our executive compensation committee, has undertaken to design an overall compensation strategy that is intended to:

▪	Compensate executives fairly and commensurate with their relative duties and responsibilities within our Company and/or our Bank;
▪	Compensate executives with competitive salaries based on a comparison of their positions with positions at financial institutions of a similar size in our market area; and
▪	Align performance criteria on which compensation decisions are based with our performance and our shareholders' interests.

Components of Compensation and Performance Measures

          The Board has adopted a Compensation Committee Charter which breaks out executive compensation into the following components:

▪	Base salary;
▪	Performance-based bonuses and incentive awards;
▪	Retirement benefits; and
▪	Other benefits and perquisites comparable to those provided by peer institutions.

          The Governance Committee makes its decisions about allocations between long-term and current compensation, allocations between cash and non-cash compensation, and allocations among various forms of compensation, in its discretion based on its subjective assessment of how these allocations will best meet our overall compensation goals outlined above.

          A primary goal in the determination of base salaries is to establish an appropriate framework for ensuring that base salaries are competitive and consequently provide some assurance of the executive's continued employment.  Performance based awards are designed to align the goals of management with those of the shareholders in the form of both short- and long-term rewards.  Retirement benefits are designed to assist executives in providing themselves with a financially secure retirement. Reasonable other benefits and perquisites are provided to executives on a basis comparable to those provided by peer institutions.  The Company's overall compensation objectives are broadly defined. The specific percentage award of any individual component as a percentage of total awards is a function of: 1) the subjective opinion of the Governance Committee as to the appropriateness of an individual award, and 2) the prevailing mix of award components in the banking industry.  All recommendations for awards are subject to the discretion of the full Board.

          Because performance awards are based on predetermined criteria established by the Board of Directors upon the recommendation of the Governance Committee, existing gains associated with prior awards are not considered in the process of determining current awards.  The Committee does, however, periodically review the appropriateness of percentage awards through reviews of trends, including peer practices.  The CEO of the Company assists the Governance Committee in any manner appropriate which the committee may from time to time request.  This includes providing market data in the form of salary surveys, other available peer data, and financial and other performance information.  The CEO may also meet with the committee, at the committee's request, to answer questions or address other concerns the committee may have. However, the CEO does not participate in the formation of recommendations determined by the committee, and all executive compensation is approved by the full Board.

          For 2008, base salary comprised approximately 70.6% of total executive officer compensation, bonuses and incentive compensation comprised approximately 14.7% of total executive officer compensation, gains from previously granted phantom stock awards and growth in the benefit value from the Executive Supplemental Income Plan comprised approximately 4.4% of total executive officer compensation, and all other compensation comprised approximately 10.3% of total executive officer compensation, including perquisites which comprised approximately .2% of total executive officer compensation.

          A more detailed discussion of each of these components of executive compensation, the reasons for awarding such types of compensation, the considerations in setting the amounts of each component of compensation, the amounts actually awarded for the periods indicated, and various other related matters is set forth in the sections below.

Compensation Consultants

          The Governance Committee uses an independent third party consultant to assist in setting appropriate levels of compensation, including:

▪	Collecting and analyzing market data for comparably sized and located peer institutions;
▪	Reviewing all elements of compensation to offer a clearer picture of our Company's and our Bank's current compensation programs;
▪	Examining our Company's and our Bank's compensation program in relation to peer financial institutions and evaluating how well it supports our stated objectives; and
▪	Evaluating the structure of the existing annual and long-term incentive programs to ensure that they are objective-based, performance-driven, and understandable to participants.

Use of Market Surveys and Peer Group Data

          To remain competitive in the executive workforce marketplace, we believe it is important to consider comparative market information about compensation paid to executive officers of other financial institutions in our market area, the State of South Carolina and the Southeastern United States, as well as compensation paid to other executives with similar levels of skills and responsibility in those areas.  We want to be able to attract and retain highly skilled and talented executive officers who have the ability to carry out our short- and long-term goals.  To do so, we must be able to compensate them at levels that are competitive with compensation offered by other companies in our business or geographic marketplace that seek similarly skilled and talented executives.  The market survey information we use is derived from publicly available compilations prepared by regional investment banking firms in the Southeast.  The survey data is utilized in conjunction with executive compensation studies prepared by an independent third party consultant and salary ranges recommended by the Bank's Job Evaluation Salary Administration Program (JESAP), discussed in the section of the same name below, to determine the appropriate range for each executive position.

          During 2008 the Committee reviewed the following market survey information:

▪	American Bankers Association 2008 Compensation and Benefits Survey (Middle Southeast and National Peer)
▪	America's Community Bankers 2008 Compensation and Benefits Survey (Southeast and National Peer)
▪	Bank Administration Institute 2008 Compensation and Benefits Survey (Southeast and National Peer)
▪	South Carolina Bankers Association 2008 Compensation and Benefits Survey (All participating S.C. Banks and participating S.C. Peer Banks)
▪	Salary Source (web-based subscription service)
▪	Watson Wyatt 2008 Compensation and Benefits Survey (Middle Southeast and National Peer)

Other Factors Considered

          In addition to considering market survey comparisons in setting compensation, we consider each executive's knowledge, skills, scope of authority and responsibilities, job performance and tenure with us as an executive officer, as well as our perception of the fairness of the compensation paid to each executive in relation to what we pay our other executive officers.

          We review our compensation program and levels of compensation paid to all of our executive officers annually and make adjustments based on the foregoing factors as well as other subjective factors.

Timing of Executive Compensation Decisions

          Annual salary reviews and adjustments and incentive and phantom stock awards are routinely made in December of each year.  Compensation determinations may also be made at other times during the year in the case of newly hired executives or promotions of existing employees.  The committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.  Awards are made and/or accrued in December of each year based on projected performance for the current operating year.

Base Salaries

          Base salaries are initially set at levels believed to be externally competitive and internally equitable.  As noted above, in determining external competitiveness, we consider peer group comparisons from survey data for executives with similar levels of skill and responsibility at other financial institutions of comparable size and complexity in our market area, the State of South Carolina, and the Southeastern United States.  In determining internal equity, we consider criteria such as the executive's knowledge, experience, skill, scope of decisions to be made, and level of authority.

          Increases in base salary are determined based upon the performance of the Company and the performance evaluation of the individual executive.

          For 2008, base salaries were set within the salary range determined appropriate by the Governance Committee for each individual executive based upon the survey data listed above and commensurate with the individual executive's skill, experience, and performance.

Incentive Compensation

          The Board has established an incentive compensation program that provides for annual short-term, intermediate-term, and long-term incentive compensation equal to percentages within specified ranges of base salary based on the level of our corporate performance with respect to the following:

▪	return on average assets for the current year;
▪	return on average equity for the prior three years; and
▪	earnings per share growth for the prior five years.

           The Board of Directors upon the recommendation of the Governance Committee has set required performance levels for low to moderate percentage awards at reasonably obtainable levels.  Required performance levels for higher and top percentage awards have been established at levels which would represent excellent and/or unusual performance.  The performance level awards for the threshold, target, and maximum awards based on those levels are more specifically described in the notes to the "─ Executive Officer Compensation ─ 2008 Grants of Plan-Based Awards" table.  The Board may make adjustments to award levels in its discretion.  The Board believes that there are adequate controls in place to minimize the risk that the program will lead to excessive risk taking by our officers.

Phantom Stock Deferred Compensation Plan and Executive Supplemental Income Agreements

          From time to time, we award phantom stock units under the Phantom Stock Deferred Compensation Plan.  Each phantom stock unit is equivalent in value to one share of our common stock at market value.  The number of units is required to be equitably adjusted and restated to reflect changes in the number of common shares outstanding resulting from stock splits, stock dividends, stock issuances, and stock redemptions, and to reflect cash dividends paid to our common shareholders. The units are credited with appreciation, if any, in the market value of the unit as compared to the initial value per unit.  The cash value of the units, together with interest, is paid in installments after the executive's death, retirement, or separation from service.

          Our Board believes that phantom stock awards provide an incentive that focuses each executive's attention on managing our Company from the perspective of a shareholder with an equity stake in the business.  We believe that the costs to our Company of granting phantom stock units as opposed to paying additional cash compensation, including the impact on earnings under the new accounting rules for stock-based compensation, are far outweighed by the benefits provided to us in terms of providing incentives to our executive officers to increase earnings and shareholder value.  We do not award phantom stock units every year and have not made any such awards since 2004.  Awards are made based upon pre-defined criteria established by the Board of Directors, barring any unusual activities involving the Company.  The phantom stock units are discussed in more detail in the section "─ Plans or Agreements that Provide for Payment upon Termination or a Change in Control ─ Phantom Stock Deferred Compensation Plan."

          We have also entered into Executive Supplemental Income Agreements that provide our executive officers (or their beneficiaries, if applicable) with pre-retirement death and disability benefits and post-retirement annuity benefits.  These arrangements are designed to encourage our executive officers to continue their employment with us by providing increased benefit levels as their years of service with us increase.  The agreements are discussed in more detail in the section "─ Executive Supplemental Income Agreements."

          The events set forth as triggering events for the payments in the Phantom Stock Plan and in the Executive Supplemental Income Agreements were selected because they are events the Committee believes to be similar to those provided for in many similar agreements for executive officers of financial institutions throughout South Carolina.  It has become increasingly common in South Carolina for community financial institutions to provide for such payments under such conditions.  We believe the change of control arrangements in the plan and the agreements are an important factor in attracting and retaining our executive officers by assuring them financial and employment status protections in the event control of our Company changes.  We believe such assurances of financial and employment protections help free executives from personal concerns over their futures, and, thereby, can help to align their interests more closely with those of shareholders.

Other Benefits

          We also provide our executive officers with insurance benefits provided to all other employees and make contributions to our 401(k) Profit Sharing and Savings Plan on their behalf on the same basis as contributions are made for all other employees.  The Governance Committee has determined that providing such benefits helps to retain key executives and is an important factor in keeping our executive compensation packages competitive in our market area.

          We also pay club dues for each of our executives participating in clubs, automobile allowances, and life insurance.  In addition, we pay for our executives and their spouses to attend certain banking conventions and seminars.  The Governance Committee has determined that these benefits play an important role in our executive officers' business development activities on behalf of our Company.

          All of the foregoing additional elements of compensation awarded to named executives in 2008 were set at levels believed to be competitive with other financial institutions in South Carolina.

Federal Tax Considerations Related to Executive Compensation

          The various forms of compensation provided by the Company involve differing tax consequences.  The tax consequences of the major components of compensation are outlined below:

          Base salaries, cash incentives, and automobile allowances represent tax deductible expenses for the Company and taxable income for the recipient executive.  Amounts expensed under the Company's 401(k) plan are tax deductible expenses for the Company and represent deferred taxable income to recipient employees.  The Phantom Stock and Executive Supplemental Income Plans are not qualified under the Internal Revenue Code and amounts expensed under the plans are not tax deductible for the Company.  These amounts represent deferred income to the recipient executives which become taxable at the time the sums are payable.

Specific 2008 Compensation Decisions for Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman

          We set 2008 base compensation for Mr. Duncan, our President and Chief Executive Officer, at $224,724 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain corporate financial goals prescribed by the Board, and appropriately within the range as determined by the Governance Committee.  For 2008, we awarded Mr. Duncan incentive compensation of $43,873 based on predetermined criteria outlined in the "─ Incentive Compensation" section above and in the footnotes to the "─ 2008 Grants of Plan-Based Awards table below."

          We set 2008 base compensation for Mr. Sanders, our Executive Vice President and Chief Financial Officer, at $191,076 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain corporate financial goals prescribed by the Board, and appropriately within the range as determined by the Governance Committee.  For 2008, we awarded Mr. Sanders incentive compensation of $46,225 based on predetermined criteria outlined in the "─ Incentive Compensation" section above and in the footnotes to the "─2008 Grants of Plan-Based Awards table below."

          We set 2008 base compensation for Mr. Benson, Senior Vice President of The Conway National Bank, at $89,708 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals, a requested and approved reduced work schedule, and appropriately within the range as determined by the Governance Committee.  For 2008, we awarded Mr. Benson incentive compensation of $19,370 based on predetermined criteria outlined in the "─ Incentive Compensation" section above and in the footnotes to the "─ 2008 Grants of Plan-Based Awards table below."

          We set 2008 base compensation for Mr. Freeman, Senior Vice President and Coastal Area Executive of The Conway National Bank, at $170,092 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals, and appropriately within the range as determined by the Governance Committee.  For 2008, we awarded Mr. Freeman incentive compensation of $33,484 based on predetermined criteria outlined in the "─Incentive Compensation" section above and in the footnotes to the "─ 2008 Grants of Plan-Based Awards table below."

          We set 2008 base compensation for Mr. Thomas, Senior Vice President and Senior Credit Administration Officer of The Conway National Bank, at $144,072 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals, and appropriately within the range as determined by the Governance Committee.  For 2008, we awarded Mr. Thomas incentive compensation of $29,141 based on predetermined criteria outlined in the "─ Incentive Compensation" section above and in the footnotes to the "─ 2008 Grants of Plan-Based Awards table below."

          We set 2008 base compensation for Mr. Hyman, Senior Vice President and Inland Area Executive of The Conway National Bank, at $133,008 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals, and appropriately within the range as determined by the Governance Committee.  For 2008, we awarded Mr. Hyman incentive compensation of $25,450 based on predetermined criteria outlined in the "─ Incentive Compensation" section above and in the footnotes to the "─ 2008 Grants of Plan-Based Awards table below."

Job Evaluation Salary Administration Program (JESAP)

          The Job Evaluation Salary Administration Program Committee (JESAP), composed of seven Bank officers, is charged with responsibility for establishing job position descriptions; applying values to each job position in the form of a salary range; and obtaining salary surveys at a local, regional, and national level to determine that salary ranges were consistent with the industry and peers.   The JESAP Committee uses an independent management compensation consulting firm to aid it in this process.  Pursuant to the JESAP process, for each Bank employee, including the Chief Executive Officer and all executive officers, a salary minimum, midpoint, and maximum is established.  The Governance Committee utilizes the survey data, the ranges resulting from the JESAP process, and other executive compensation reports from an independent third party consultant to determine recommended ranges and salaries for executive management.

Employment Agreements

          The Company has not entered into any employment agreements with Messrs. Duncan, Sanders, Benson, Freeman, Thomas, or Hyman.

Security Ownership Guidelines and Hedging

          We do not have any formal security ownership guidelines for our executive officers or any policies regarding our executive officers' hedging the economic risk of ownership of our shares.

Financial Restatement

          The Board of Directors does not have a policy with respect to adjusting retroactively any cash or equity based incentive compensation paid to our executive officers where payment was conditioned on  achievement  of  certain  financial results  that were subsequently restated or otherwise  adjusted  in a  manner that  would  reduce the size of an award or payment, or with respect to recovery of any amount determined  to  have  been  inappropriately received by an individual executive.  If such a restatement were ever to occur, the Board would expect to address such matters on a case-by-case basis in light of all of the relevant circumstances.

Compensation Committee Report

          Our Governance Committee (acting as Compensation Committee) has reviewed and discussed the "─ Compensation Discussion and Analysis" included in this Proxy Statement with management of our Company.  Based on that review and discussion, the Committee recommended that the "─ Compensation Discussion and Analysis" be included in our 2008 Annual Report on Form 10-K and in this Proxy Statement.

James W. Barnette, Jr.        Harold G. Cushman, Jr.       Edward T. Kelaher

Compensation Committee Interlocks and Insider Participation

          As previously stated, the Governance Committee serves our Company in the capacity of the Compensation Committee.  The members of the Governance Committee of the Board are James W. Barnette, Jr., Harold G. Cushman, Jr., and Edward T. Kelaher.

Executive Officer Compensation

              The following table sets forth information about compensation awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer, Senior Vice President of our Bank, Senior Vice President and Coastal Area Executive of our Bank, Senior Vice President and Senior Loan Administration Officer of our Bank, and Senior Vice President and Inland Area Executive of our Bank for their services during 2008, 2007, and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Phantom Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
W. Jennings Duncan President and Chief Executive Officer	2008 2007 2006	224,724 212,000 115,522	0 0 0	9,783 24,727 17,516	0 0 0	43,873 43,873 25,564	9,323 8,279 7,341	27,888 27,109 16,145	315,591 315,988 182,088
L. Ford Sanders, II Executive Vice President and Chief Financial Officer	2008 2007 2006	191,076 184,620 145,313	0 0 0	0 0 0	0 0 0	46,225 38,225 38,225	884 780 686	28,160 28,417 23,580	266,345 252,042 207,804
William R. Benson Senior Vice President	2008 2007 2006	89,208 107,461 125,075	0 0 0	4,371 11,047 7,826	0 0 0	19,370 22,240 27,731	4,508 4,004 3,550	23,458 25,245 32,521	140,915 169,997 196,703
Marion E. Freeman, Jr. Senior Vice President	2008 2007 2006	170,092 161,100 152,448	0 0 0	6,889 17,413 12,335	0 0 0	33,484 33,484 33,484	4,825 4,283 3,794	25,861 25,661 23,488	241,151 241,941 225,549
Phillip H. Thomas Senior Vice President	2008 2007 2006	144,072 139,200 131,880	0 0 0	6,036 15,258 10,808	0 0 0	29,141 29,141 29,141	5,282 4,693 4,165	19,383 19,509 19,033	203,914 207,801 195,027
M. Terry Hyman Senior Vice President	2008 2007 2006	133,008 125,484 114,660	0 0 0	5,130 12,967 9,186	0 0 0	25,450 25,450 25,450	2,235 1,984 1,758	14,461 14,754 13,872	180,284 180,639 164,926
(1)

There were no grants of phantom stock awards during 2008.  The amounts shown in this column are the dollar amounts recognized with respect to outstanding phantom stock awards for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standard No.123R and do not represent cash paid to the executive officers or amounts that may be received by them in the future pursuant to these awards.  The assumptions made in valuation of these phantom stock awards are set forth in Note 15 to the Company's audited financial statements for the year ended December 31, 2008, which are included in our Form 10-K for the year ended December 31, 2008.

(2)

See "─ Compensation Discussion and Analysis ─ Incentive Compensation" for further discussion of these awards.  The threshold, target, and maximum amounts that could have been awarded are set forth in the 2008 Grants of Plan-Based Awards table.

(3)

Amounts in this column represent the aggregate change in the actuarial present value of accumulated benefits under the Executive Supplemental Income Agreements from the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the current fiscal year.

(4)

Includes the Company's contributions to our 401(k) Profit Sharing and Savings Plan, premiums for medical insurance, disability insurance, life insurance, and automobile allowance and expenses, and perquisites.  All other compensation for 2008 is set forth in the table below:

2008 All Other Compensation

Name	401(k)	Medical	Disability	Life	Automobile	Other Perquisites and Personal benefits (1)
W. Jennings Duncan	$15,513	$8,108	$667	$96	$3,504	$ 0
L. Ford Sanders, II	13,289	8,108	667	96	6,000	0
William R. Benson	6,498	8,108	330	96	7,800	626
Marion E. Freeman, Jr.	11,756	8,108	629	96	3,900	1,372
Phillip H. Thomas	10,020	8,108	533	96	0	626
M. Terry Hyman	9,182	4,291	492	96	0	400
(1)	Includes club dues and travel expenses for spouse to attend conventions, if any.

2008 Grants of Plan-Based Awards

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($) (4)	Target ($) (5)	Maximum ($) (6)
W. Jennings Duncan
Short-Term Incentive Award (1)	3,809	20,663	37,518
Intermediate-Term Incentive Award (2)	5,618	16,854	28,091
Long-Term Incentive Award (3)	5,618	16,854	28,091
	15,045	54,372	93,699
L. Ford Sanders, II
Short-Term Incentive Award (1)	3,388	17,719	32,050
Intermediate-Term Incentive Award (2)	4,777	14,331	23,885
Long-Term Incentive Award (3)	4,777	14,331	23,885
	12,942	46,381	79,819
William R. Benson
Short-Term Incentive Award (1)	2,115	8,806	15,496
Intermediate-Term Incentive Award (2)	2,230	6,691	11,151
Long-Term Incentive Award (3)	2,230	6,691	11,151
	6,576	22,187	37,798
Marion E. Freeman, Jr.
Short-Term Incentive Award (1)	3,126	15,883	28,640
Intermediate-Term Incentive Award (2)	4,252	12,757	21,262
Long-Term Incentive Award (3)	4,252	12,757	21,262
	11,631	41,397	71,163
Phillip H. Thomas
Short-Term Incentive Award (1)	2,801	13,606	24,412
Intermediate-Term Incentive Award (2)	3,602	10,805	18,009
Long-Term Incentive Award (3)	3,602	10,805	18,009
	10,005	35,217	60,430
M. Terry Hyman
Short-Term Incentive Award (1)	2,663	12,638	22,614
Intermediate-Term Incentive Award (2)	3,325	9,976	16,626
Long-Term Incentive Award (3)	3,325	9,976	16,626
	9,313	32,589	55,866

(1)

The Board of Directors, upon the recommendation of the Governance Committee, awards annual short-term cash incentive payments in a range of $1,000 plus 1% to 13% of salary based on a current year operating return on average assets (ROA) in a range of 1.00% to 1.44%.  No awards are made if the current year ROA is less than 1.00%.  All awards are subject to adjustment in the discretion of the Board.  For 2008, the Board of Directors awarded a short-term incentive payment of 3.7% of salary based on our achieving an ROA of 1.04%.

(2)

The Board of Directors, upon the recommendation of the Governance Committee, awards annual intermediate-term cash incentive payments in a range of 2% to 10% of salary based on the three-year average return on average equity (ROE) in a range of 11.00% to 15.00%.   No awards are made if the three-year average ROE is less than 11.00%.  All awards are subject to adjustment in the discretion of the Board.  For 2008, the Board of Directors awarded an intermediate-term incentive payment of 6.3% of salary based on our achieving an average ROE over the past three years of 11.98%.

(3)

The Board of Directors, upon the recommendation of the Governance Committee, awards annual long-term cash   incentive payments in a range of 2% to 10% of salary based on the five-year average earnings per share growth rate (EPS) in a range of 4.00% to 12.00%.  No awards are made if the five-year average EPS is less than 4.00%.  All awards are subject to the discretion of the Board.  The Board, in its discretion, may also award long-term incentive awards in the form of cash and/or convert the awarded amounts to phantom stock shares.  For 2008, the Board of Directors awarded a long-term incentive payment of 7.3% of salary based on our achieving average EPS growth over the past five years of 4.91%.

(4)

The threshold level of possible incentive awards represents the minimum level of performance required for the possible incentive awards and the amounts of minimum possible incentive awards.  All incentive awards are subject to adjustment in the discretion of the Board.

(5)

The target level of possible incentive awards represents the Board's expected and/or anticipated level of performance and the Board's expected and/or anticipated amounts of incentive awards.  All incentive awards are subject to adjustment in the discretion of the Board.

(6)

The maximum level of possible incentive awards represents the Board's limitation of possible incentive awards.  The Board considers performance at these levels unusual and rarely obtainable.  All incentive awards are subject to adjustment in the discretion of the Board.

Employment Agreements

          The Company has not entered into any employment agreements with Messrs. Duncan, Sanders, Benson, Freeman, Thomas, or Hyman.

Outstanding Equity Awards at 2008 Fiscal Year-End

          The following table provides information about unvested phantom stock units our executive officers held at the end of 2008.

Stock Awards
Name	Number of Shares or Units of Stock That have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
W. Jennings Duncan	346.40	54,731
William R. Benson	154.77	24,454
Marion E. Freeman, Jr.	243.94	38,543
Phillip H. Thomas	213.75	33,773
M. Terry Hyman	181.66	28,702
(1)

Phantom stock awards are considered by the Board of Directors on an annual basis for award on December 31 of each year.  The Board has not made any phantom stock awards since 2004.  The rate of vesting is determined based on the age of each participant at the time he or she is entered into the plan.  All participants are vested at 68% at the time they are entered into the plan.  The vesting percentage is increased by 4% each year up to the year the participant becomes 80% vested.  From this point, the participant remains vested at 80% until age 56 when the vesting percentage is increased by 2%.  The vesting percentage is increased by 2% each year thereafter until the participant is 100% vested at age 65.

2008 Option Exercises and Stock Vested

          No phantom stock units vested in 2008 for our executive officers.  We do not have any stock option plans, and none of our executive officers has outstanding stock options.

Pension Benefits

          The following table provides information about benefits payable to our executive officers under the Executive Supplemental Income Agreements, which are described below.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
W. Jennings Duncan	Executive Supplemental Income Agreement	26	67,936	0
L. Ford Sanders, II	Executive Supplemental Income Agreement	21	5,644	0
William R. Benson	Executive Supplemental Income Agreement	23	32,870	0
Marion E. Freeman, Jr.	Executive Supplemental Income Agreement	26	34,677	0
Phillip H. Thomas	Executive Supplemental Income Agreement	23	39,008	0
M. Terry Hyman	Executive Supplemental Income Agreement	24	16,196	0
(1)

The present value is calculated as of  December 31, 2008, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2008.  The assumptions used to calculate the amounts in this column are set forth in Note 15 to our audited financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Executive Supplemental Income Agreements

          As reflected in the "─ Pension Benefits" table above, we have entered into Executive Supplemental Income Agreements with our executive officers.  The Executive Supplemental Income Agreements provide for pre-retirement death or disability benefits and post-retirement annuity benefits.  The agreements are designed to encourage executive officers to continue their employment by providing increased benefit levels as their years of service increase.

          The agreements provide for post-retirement benefits designed to supplement the executive's retirement benefits from Social Security in order to provide him with a certain percentage of his final average income at retirement age. The agreements provide that, if the executive reaches age 65 (or later at the election of the Board and the executive) while covered by the agreement, his retirement benefit will be fully vested and non-forfeitable, and he may elect to terminate his employment and begin receiving payments in equal monthly installments beginning on the first business day of the month following such termination.  The retirement benefit payable is calculated as discussed below. The post-retirement benefit is set at 45% of salary existing at the time the Company and the executive entered into the agreement, less anticipated social security benefits.  We currently project that, upon their reaching age 65, we would be required to pay each of Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman 180 equal monthly installments of approximately $3,098, $562, $1,046, $1,770, $1,371, and $1,013, respectively.

          The agreements provide that, if the executive dies while covered by the agreement and prior to retirement or disability, his beneficiary will be paid a pre-retirement death benefit calculated as follows.  The pre-retirement death benefit is based upon a percentage of salary existing at the time the Company and the executive enter into the agreement paid to the named beneficiary over a period of 15 years on a decreasing basis.  The percentage of salary paid for each of the fifteen years is as follows:  Year 1 - 75%, Years 2 through 5 - 50%, and Years 6 through 15 - 35%.  Such benefit will be paid in equal monthly installments beginning on the first business day of the month following death.  If Mr. Duncan had died on December 31, 2008, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $7,625 each for Year 1, 48 equal monthly installments of approximately $5,083 each for Years 2-5, and 120 equal monthly installments of approximately $3,583 each for Years 6-15.  If Mr. Sanders had died on December 31, 2008, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $3,167 each for Year 1, 48 equal monthly installments of approximately $2,125 each for Years 2-5, and 120 equal monthly installments of approximately $1,500 each for Years 6-15.  If Mr. Benson had died on December 31, 2008, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,250 each for Year 1, 48 equal monthly installments of approximately $2,833 each for Years 2-5, and 120 equal monthly installments of approximately $2,000 each for Years 6-15.  If Mr. Freeman had died on December 31, 2008, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $5,333 each for Year 1, 48 equal monthly installments of approximately $3,542 each for Years 2-5, and 120 equal monthly installments of approximately $2,500 each for Years 6-15.  If Mr. Thomas had died on December 31, 2008, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,708 each for Year 1, 48 equal monthly installments of approximately $3,125 each for Years 2-5, and 120 equal monthly installments of approximately $2,208 each for Years 6-15.  If Mr. Hyman had died on December 31, 2008, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,000 each for Year 1, 48 equal monthly installments of approximately $2,667 each for Years 2-5, and 120 equal monthly installments of approximately $1,875 each for Years 6-15.

          If the executive becomes disabled, as determined by the Board of Directors, while covered by the agreement, he may elect to begin to receive a disability benefit at any time after being declared disabled.  The disability benefit is calculated, at the officer's election, in monthly installments for a period certain of a payment amount necessary to amortize the Benefit Accrual at the interest rate used for deferring the accounting liability or a life annuity utilizing the UP84 Mortality Table and the interest rate used for determining the accounting liability, the present value of such annuity equaling the present value of the benefit.  The executive may only elect to receive such a disability benefit if he is not receiving any other benefit payments under the Executive Supplemental Income Agreement.  If Mr. Duncan had become disabled and elected to receive the disability benefits at December 31, 2008, he would have been entitled to a total of approximately $160,748, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Sanders had become disabled and elected to receive the disability benefits at December 31, 2008, he would have been entitled to a total of approximately $15,926, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Benson had become disabled and elected to receive the disability benefits at December 31, 2008, he would have been entitled to a total of approximately $76,370, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Freeman had become disabled and elected to receive the disability benefits at December 31, 2008, he would have been entitled to a total of approximately $87,137, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Thomas had become disabled and elected to receive the disability benefits at December 31, 2008, he would have been entitled to a total of approximately $90,631, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Hyman had become disabled and elected to receive the disability benefits at December 31, 2008, he would have been entitled to a total of approximately $42,673, the total of the equal monthly installments based on a period certain to age 80.

          The agreements provide further that, if the executive reaches age 55 while covered by the agreement, his early retirement benefit will be fully vested and non-forfeitable, and he may elect early termination of his employment and begin receiving payments in equal monthly installments beginning on the first business day of the month following such termination.  The early retirement benefit payable is calculated as follows.  The early retirement benefit, at the officer's election, is payable in monthly installments for a period certain of a payment amount necessary to amortize the benefit accrual at the interest rate used for determining the accounting liability or a life annuity utilizing the UP84 Mortality Table and the interest rate used for determining the accounting liability, the present value of such annuity being equal to the present value of the benefit.  If the executive dies after commencement of retirement or early retirement benefits, his remaining benefits will continue to be paid to his beneficiary.  As of December 31, 2008, none of the Company or Bank executive officers were fully vested in these benefits or eligible for early retirement.

          To continue to be covered by the agreements, the executive must be continuously employed by us from the date of the agreement until the earlier of the date he (i) reaches age 65, (ii) elects early retirement between ages 55 and 65, (iii) is declared disabled under the agreement, or (iv) dies.  The agreements further provide that, while the executive is receiving benefits under the agreement (except in the case of a change of control), the executive is prohibited from competing with us and require the executive to be available for consulting work for us.  Subject to these coverage qualifications, our executives are currently fully vested in, and have a non-forfeitable interest in their benefit accruals. "Benefit accrual" means the aggregate of the accruals for accounting under generally accepted accounting methods of our obligation for the annual retirement benefit amount set forth in the agreement.  The aggregate of the accruals is from the effective date of the agreement to the date of termination of employment.  Upon termination of employment, interest will accrue on the outstanding balance at the interest rate used for determining the accounting liability.

          The agreements provide that, if we are subject to a change of control while the executive is covered by the agreement, he will be fully vested and have a non-forfeitable interest in his benefits under the agreement.  In such case, continuous employment will only be required if the executive voluntarily terminates his employment, is declared disabled, or is discharged without just cause.  "Change of control" is defined by the agreements as: (i) a transaction or series of transactions by which ownership of more than 25% of our common stock or of our Bank's common stock is sold, or substantially all of our Bank's assets are sold, to a person who does not already hold at least 25% of our common stock or of our Bank's common stock; (ii) a transaction or series of transactions in which our Bank is combined with another business entity after which combination the persons who had owned at least 25% of our common stock or our Bank's common stock on the effective date of the Executive Supplemental Income Agreement no longer own at least 25% of the voting stock of the combined entity; or (iii) a transaction or series of transactions in which at least 25% of our common stock or the common stock of our Bank is acquired by a person who did not own at least 25% of our common stock or our Bank's common stock on the effective date of the Executive Supplemental Income Agreement.  If we had been subject to a change of control and, as of December 31, 2008, any of our executives had died, voluntarily terminated his employment, terminated his employment as a result of disability, or been discharged without cause, he (or his beneficiary) would have been entitled to the amounts outlined in the paragraphs above with respect to any such event.

          We may accelerate the benefits payable under the agreements to a single present value payment with the written consent of the executive or his beneficiary.  In such case, the present value of the future payments will be calculated using the interest rate used for determining the accounting liability of the agreement.  If any of the foregoing events had occurred as of December 31, 2008, and we had chosen to pay the benefits in a lump sum, Mr. Duncan would have been entitled to approximately $67,936 in the event of termination of employment as a result of disability, $86,397 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $480,913 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2008, and we had chosen to pay the benefits in a lump sum, Mr. Sanders would have been entitled to approximately $5,644 in the event of termination of employment as a result of disability, $8,314 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $200,929 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2008, and we had chosen to pay the benefits in a lump sum, Mr. Benson would have been entitled to approximately $32,870 in the event of termination of employment as a result of disability, $32,870 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $268,207 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2008, and we had chosen to pay the benefits in a lump sum, Mr. Freeman would have been entitled to approximately $34,677 in the event of termination of employment as a result of disability, $43,807 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $335,523 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2008, and we had chosen to pay the benefits in a lump sum, Mr. Thomas would have been entitled to approximately $39,008 in the event of termination of employment as a result of disability, $39,008 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $296,185 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2008, and we had chosen to pay the benefits in a lump sum, Mr. Hyman would have been entitled to approximately $16,196 in the event of termination of employment as a result of disability, $23,698 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $252,043 in the event of his death.

          The agreements are not qualified under the Internal Revenue Code.  The agreements are unfunded, but certain benefits under the agreements are presently expected to be paid with funds provided by insurance policies owned by the Bank on the lives of the covered executives.

          The foregoing summary discussion of certain provisions of the Executive Supplemental Income Agreements is qualified in its entirety by reference to the agreements which have been filed with the Securities and Exchange Commission and does not create legal or equitable rights to any person.

Profit Sharing and Savings Plan

          The Conway National Bank Profit Sharing and Savings Plan is a tax-qualified defined contribution pension plan that covers all employees who have attained age twenty-one and have a minimum of one year of service.  Upon ongoing approval of the Board of Directors, the Bank matches one hundred percent of employee contributions up to three percent of salary deferred, and fifty percent of employee contributions in excess of three percent and up to five percent of salary deferred. The Board of Directors may also make discretionary contributions to the Plan.  For the year ended December 31, 2008, the Company contributed $579,000 under the plan.

2008 Nonqualified Deferred Compensation

          Neither our Company nor our Bank has any defined contribution or other plans which provide for the deferral of compensation, by executives or other staff, on a basis that is not tax-qualified.

Plans or Agreements that Provide for Potential Payments upon Termination or a Change of Control

          We provide supplemental benefits to certain key officers under The Conway National Bank Executive Supplemental Income Plan discussed above and a Phantom Stock Deferred Compensation Plan. These plans are not qualified under the Internal Revenue Code.  These plans are unfunded, but certain benefits under the Executive Supplemental Income Plan are presently expected to be paid with funds provided by insurance policies owned by the Bank on the lives of the covered executives.

Phantom Stock Deferred Compensation Plan

          Our Phantom Stock Deferred Compensation Plan provides that we may, at our discretion, award phantom stock units to certain key employees, including Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman.  Under the plan, "phantom stock" is defined as the hypothetical number of shares that could be purchased on December 31 of the year in which an award was made as determined by dividing the dollar amount of the award by the fair market value of our common stock.  For purposes of the plan, "fair market value" of our common stock is defined as the appraised value of our common stock based on the appraisal performed to determine the value of our common stock for employee plans in the September preceding the date of the award.  For example, if on December 31, 2008, we awarded the executive $16,200 under the phantom stock plan and the September 2008 appraised value of the common stock were $162.00, per share, the executive's account would be credited with 100 shares of phantom stock associated with this award.  (Dollar amount of the award divided by fair market value equals number of shares of phantom stock credited to the executive's phantom stock account.)

          The number of units in an executive's account is required to be equitably adjusted and restated to reflect changes in the number of common shares outstanding resulting from stock splits, stock dividends, stock issuances, and stock redemptions.  The number of units is also required to be equitably adjusted and restated to reflect cash dividends paid to our common shareholders. The units are credited with appreciation, if any, in the market value of the unit as compared to the initial value per unit.  As discussed in more detail below, the cash value of the units, together with interest, is paid to the executive or his beneficiary, as appropriate, in installments after the executive's death, retirement, or separation from service.  No stock is ever issued to employees pursuant to the plan, and the executive has no rights as a shareholder with respect to phantom stock credited to his account.

          The plan provides that, if the executive's employment with us is terminated upon his reaching age 65, we are required to pay him the fair market value of the phantom stock credited to his account.  Fair market value is the appraised value determined prior to the date of his termination. We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from the December 31st of the year immediately prior to the date of termination of employment until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following termination of employment.

          If the executive's employment with us is terminated before he reaches age 65 for any reason other than death or disability, we are required to pay him the fair market value of the phantom stock credited to his account (valued prior to termination of employment), multiplied by a vesting percentage for the year immediately prior to the termination of employment as provided in his phantom stock agreement.  We are also required to pay interest on that amount at the rate shown in his agreement, compounded monthly, from the date of termination of employment until the commencement of payments.  The non-vested portion of the benefit will be forfeited.  We are required to make the payments in 240 equal monthly installments, including interest at the rate set forth in his agreement, compounded monthly, beginning on the first day of the calendar month following the executive's reaching age 65.  If the executive was employed by us for fewer than ten years at the date of termination of employment, the interest rate will be reduced for each year fewer than ten years for which the executive was employed by us.  If Mr. Duncan's employment had terminated under this provision of the agreement as of December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $4,837 each commencing on the first day of the month after his reaching age 65.  If Mr. Benson's employment had terminated under this provision of the agreement as of December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $1,699 each commencing on the first day of the month after his reaching age 65.  If Mr. Freeman's employment had terminated under this provision of the agreement as of December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $3,641 each commencing on the first day of the month after his reaching age 65.  If Mr. Thomas' employment had terminated under this provision of the agreement as of December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $2,526 each commencing on the first day of the month after his reaching age 65.  If Mr. Hyman's employment had terminated under this provision of the agreement as of December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $3,141 each commencing on the first day of the month after his reaching age 65.

          If the executive terminates his employment as a result of disability before he reaches age 65, we are required to pay him the fair market value of the phantom stock credited to his account. Fair market value is the appraised value determined prior to the date of his termination.  We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from the December 31st of the year immediately prior to the date of termination of employment until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following the executive's reaching age 65.  If Mr. Duncan had become disabled and elected to receive the disability benefits at December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $6,045 each commencing on the first day of the month after his reaching age 65.  If Mr. Benson had become disabled and elected to receive the disability benefits at December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $2,124 each commencing on the first day of the month after his reaching age 65.  If Mr. Freeman had become disabled and elected to receive the disability benefits at December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $4,551 each commencing on the first day of the month after his reaching age 65.  If Mr. Thomas had become disabled and elected to receive the disability benefits at December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $3,157 each commencing on the first day of the month after his reaching age 65.  If Mr. Hyman had become disabled and elected to receive the disability benefits at December 31, 2008, we would have been required to pay him 240 equal monthly installments of approximately $3,926 each commencing on the first day of the month after his reaching age 65.

          If we are subject to a change of control while the executive is employed by us, we are required to pay him the fair market value of the phantom stock credited to his account.  Fair market value is the appraised value determined prior to the change of control.  We are also required to pay interest on that amount at the rate of eight percent per year from the date of the change of control until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following the executive's reaching age 65.  The agreement defines "change of control" as (i) a tender offer made and consummated for 25% or more of our outstanding voting securities; (ii) our merger or consolidation with another entity after which less than 75% of the voting securities of the surviving or resulting entity are owned by persons who were our shareholders immediately prior to the transaction; (iii) a sale of substantially all of our assets to an entity that is not our wholly owned subsidiary; or (iv) an acquisition by any person of 25% or more of our outstanding voting securities.  If a change of control had occurred on December 31, 2008, we would have been required to pay Mr. Duncan 240 equal monthly installments of approximately $6,045 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2008, we would have been required to pay Mr. Benson 240 equal monthly installments of approximately $2,124 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2008, we would have been required to pay Mr. Freeman 240 equal monthly installments of approximately $4,551 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2008, we would have been required to pay Mr. Thomas 240 equal monthly installments of approximately $3,157 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2008, we would have been required to pay Mr. Hyman 240 monthly installments of approximately $3,926 each commencing on the first day of the month after his reaching age 65.

          If the executive dies while he is employed by us, we are required to pay his beneficiary the fair market value of the phantom stock credited to his account.  Fair market value is the appraised value determined prior to the date of his death.  We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from the December 31st of the year immediately prior to the date of death until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year beginning on the first day of the calendar month following the executive's death.  If Mr. Duncan had died on December 31, 2008, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $2,296 each commencing on the first day of the month following his death.  If Mr. Benson had died on December 31, 2008, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $1,026 each commencing on the first day of the month following his death.  If Mr. Freeman had died on December 31, 2008, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $1,617 each commencing on the first day of the month following his death.  If Mr. Thomas had died on December 31, 2008, we would have been required to pay his beneficiary 240 monthly installments of approximately $1,417 each commencing on the first day of the month following his death.  If Mr. Hyman had died on December 31, 2008, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $1,204 each commencing on the first day of the month following his death.

          If the executive dies after benefit payments have commenced, any remaining benefits will be paid to his beneficiary at the same times and in the same amounts as they would have been paid had he lived.  If the executive dies after termination of employment but before commencement of payment of benefits, payment of benefits will be accelerated to the first day of the calendar month following his death.

          The amounts payable under the plan may be reduced to the extent they would be deemed to constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code.

          The plan makes payment of benefits contingent upon the executive not engaging in activities that are competitive to us, without our consent, during the period of his employment and for a period of five years following termination of his employment with us.  Such prohibited competitive activities include engaging in, or becoming interested in, as an owner, member, sole proprietor, partner, or shareholder, or becoming associated with in the capacity of employee, consultant, director, officer, principal, agent, trustee, or in any other capacity, an enterprise conducted within a 25-mile radius of our main office, which enterprise is, or may be deemed to be competitive with our business.  This prohibition on competition does not, however, apply in the event we are subject to a change of control.  Payment of benefits is also contingent upon the executive not soliciting any of our employees or customers without our consent for a period of five years following termination of his employment with us.  If the executive breaches any of these prohibitions, all payments owed to him under his phantom stock agreement will terminate and no further amounts will be due him.

          The foregoing summary discussion of certain provisions of the Phantom Stock Deferred Compensation Plan is qualified in its entirety by reference to the plan which has been filed with the Securities and Exchange Commission and does not create legal or equitable rights to any person.

Executive Supplemental Income Agreements

          The Executive Supplemental Income Agreements we have entered into with our executive officers and the amounts we would have been required to pay our executives under these agreements if the triggering events thereunder had occurred as of December 31, 2008, are discussed above in the section "─ Executive Supplemental Income Agreements."

Compensation of Directors

          In 2008, our Directors who were not Bank officers received $900 for each monthly meeting of the Board of Directors and an additional $300 for each committee meeting attended.  The Chairman of the Audit Committee received an additional $100 per Audit Committee meeting attended.  We do not pay or provide any other types of compensation to our directors.

          The table below provides information about compensation we paid to each of our directors for their service to the Company and the Bank in 2008.  We do not pay directors' fees to our executive officers who are also directors of the Company and Bank.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)
James W. Barnette, Jr.	19,600
Harold G. Cushman, Jr.	18,300
Harold G. Cushman, III	15,000
Edward T. Kelaher	16,800
William O. Marsh	15,600
George F. Sasser	15,600
Lynn Gatlin Stevens	15,000
John C. Thompson	15,300

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC").  Such officers, directors, and 10 percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

           Based solely on our review of copies of such reports received and written representations to us, we believe that during the fiscal year ended December 31, 2008, all Section 16(a) reports were filed in a timely manner.

TRANSACTIONS WITH RELATED PERSONS

          In the ordinary course of its business, our Bank makes loans to, accepts deposits from, and provides other banking services to certain of our directors and executive officers, their associates, and members of their immediate families.  Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features. Rates paid on deposits and fees charged for other banking services and other terms of these transactions are also the same as those prevailing at the time for comparable transactions with other persons. Our Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with our directors, officers, principal shareholders, their associates, and members of their immediate families.  Loans outstanding to such persons at December 31, 2008 totaled $1,623,000.  None of such loans have been on non-accrual status, 90 days or more past due, or restructured at any time.

          From time to time we may also enter into other types of business transactions or arrangements for services with our directors, officers, principal shareholders, or their associates.  These types of transactions or services might include, among others, contracts for the construction or renovation of bank premises, purchases of automobiles, equipment rentals, and legal services.  We only enter into such arrangements if we determine that the prices or rates offered are comparable to those available to us from unaffiliated third parties.  Our Board approves such transactions on a case by case basis.  We do not have written policies or procedures with respect to such approvals.

          During 2008, we purchased insurance coverage through Peoples Underwriters, Inc. and paid premiums of $173,008.  H. Delan Stevens, who is married to Lynn Gatlin Stevens, one of our directors, is an owner and the Vice President of Peoples Underwriters, Inc.  We believe that the premiums paid were comparable to those we would have paid if we had purchased the insurance from an unrelated third party.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          Our Audit Committee has chosen Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and recommends that shareholders ratify this appointment.  Representatives of Elliott Davis, LLC are expected to be present at the Annual Meeting and available to respond to appropriate questions and may make a statement if they wish to do so.

Fees Billed By Independent Auditors

          Elliott Davis, LLC served as our auditor during the fiscal years ended December 31, 2008 and 2007.  The following table shows the fees that we paid or accrued for the audit and other services provided by Elliott Davis, LLC for the fiscal years ended December 31, 2008 and 2007.

	Year Ended December 31, 2008	Year Ended December 31, 2007
Audit Fees Audit-Related Fees Tax Fees All Other Fees Total	$ 75,000 43,350 12,965 11,000 $142,315	$ 69,775 40,000 11,950 9,000 $130,725

          Audit Fees.  This category includes the aggregate fees billed for professional services rendered by Elliott Davis, LLC for the audit of our annual consolidated financial statements and for reviews of the financial statements included in our reports on Forms 10-Q.  These fees include amounts paid or expected to be paid for each respective year's audit. Reimbursements for travel and other out-of-pocket expenses are not included.

          Audit-Related Fees.  This category includes the aggregate fees billed for assurance and related services rendered by Elliott Davis, LLC that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under "Audit Fees."  These services principally include the examination of our assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act and the Sarbanes-Oxley Act.

          Tax Fees.  This category includes the aggregate fees billed for tax services rendered by Elliott Davis, LLC.  These services were primarily for the preparation of our state and federal tax returns. Additionally, Elliott Davis, LLC assists us with tax compliance and provides limited assistance with quarterly estimated income tax estimates.

          All Other Fees.  This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above.  These other services consisted of audits of the 401(k) plan.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

          Our Audit Committee substantially pre-approves all audit and non-audit services and fees provided by the independent auditors. These services include audit services, audit-related services, tax services, and other services.  All of the principal accounting services and fees reflected in the table, unless otherwise noted, were reviewed and approved by the Audit Committee. All of the services were performed by individuals employed by the independent auditor.

AUDIT COMMITTEE REPORT

          The Audit Committee of our Board of Directors has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2008.  Our Audit Committee has discussed with our independent auditor, Elliott Davis, LLC, the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  Our Audit Committee has also received the written disclosures and the letter from Elliott Davis, LLC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Elliott Davis, LLC its independence.  Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

James W. Barnette, Jr.     Harold G. Cushman, Jr.    Edward T. Kelaher    William O. Marsh      George F. Sasser

OTHER BUSINESS

          Our Board of Directors does not know of any other business to be presented at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, however, the persons named as proxies in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

INCORPORATION BY REFERENCE

          Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed to be filed with the Securities and Exchange Commission and they shall not be deemed incorporated by reference into any prior or future filings we have made or make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate such information by reference.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 12, 2009

The Company's 2008 Annual Report and 2009 Proxy Statement are available via the Internet at: www.conwaynationalbank.com.

Appendix A

CNB CORPORATION
CORPORATE GOVERNANCE COMMITTEE CHARTER

Establishment of Committee

The Corporate Governance Committee (the "Committee") shall be appointed by the Board of Directors (the "Board") of CNB Corporation (the "Company") (i) to identify individuals qualified to become Board members, (ii) to recommend individuals to the Board for nomination as candidates for election to the Board, (iii) to develop and recommend policies and procedures to govern the nomination process, and (iv) to develop and recommend principles of corporate governance for the Company to the Board.  The Committee shall also have the authority to act on behalf of the Board of Directors with respect to all matters that may be delegated to a committee under South Carolina law.  The Committee shall report to the Board on a regular basis.

Committee Membership and Qualifications

The Committee shall consist solely of three or more members of the Board, each of whom has been determined by the Board to meet the independence criteria of the NASDAQ Stock Market Marketplace rules.  Members shall be appointed by the Board for such term or terms as the Board may determine, but may be removed at any time by the Board.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson.  The Committee shall meet when deemed necessary or desirable by its members or its chairperson.

Committee Purposes and Responsibilities

The following are the purposes and responsibilities of the Committee:

1)	To recommend the number of directors who shall serve on the Board of Directors.
2)

To identify individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board the nominees of the Board to stand for election as directors at the annual meeting of stockholders.  In the case of a vacancy created in the office of director (including a vacancy created by an increase in the size of the Board), the Committee may recommend to the Board an individual to fill such vacancy either through election by the Board or through election by stockholders.  In recommending candidates, the Committee shall take into consideration such factors as it deems appropriate based on the Company's current needs.  These factors should include diversity, age, skills such as understanding of banking and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, commitment to a significant financial investment in the Company, and the interrelation between the candidate's experience and business background and the experience and business backgrounds of other Board members, as well as the candidate's ability to devote the required time and effort to serve on the Board.   The  Committee should also consider potential director candidates recommended by shareholders if, in making such recommendations, the shareholders comply with the requirements of law and any other policies or criteria adopted by the Board.

3)

To make an initial assessment through inquiries of Board members and nominees of whether such persons meet any independence criteria established by the Board and the Committee and to provide such information to the Board.

4)	To review with the Board on an annual basis the skills and characteristics of the then current members of the Board based on the factors noted above.
5)	To recommend to the Board, as appropriate, amendments to the articles of incorporation and bylaws of the Company.
6)	To develop and recommend to the Board corporate governance guidelines applicable to the Company and to review those guidelines at least once a year.
7)	To recommend to the Board directors to serve on each of the Board's committees.
8)	To recommend to the Board a corporate philosophy and strategy governing director compensation and benefits, and to monitor the company's program of director compensation and benefits.
9)	To generally advise the Board on matters affecting the Company and its business.
10)	To consult with and provide assistance to management regarding the operation of the Company and the management of its affairs.

Delegation to Subcommittee

The Committee may, in its discretion and to the extent permitted by law, delegate all or a portion of its duties and responsibilities to a subcommittee of not less than two members of the Committee.

Delegation of Authority

The Board of Directors delegates to the Committee the authority and power to exercise the authority and powers of the Board of Directors with respect to all matters that the Committee shall deem to be necessary or convenient to the performance of its purposes and responsibilities and as to which such delegation is not prohibited by the South Carolina Business Corporation Act of 1988, as amended from time to time, or the Company's Articles of Incorporation or Bylaws.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants.  The Committee shall have the authority to select and retain a consultant or search firm to be used to help identify director candidates, to terminate any such consultant or search firm, and to approve such consultant's or search firm's fees or other retention terms.

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Appendix B

CNB CORPORATION
AND
THE CONWAY NATIONAL BANK
CHARTER
OF
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Establishment

There is hereby established, as a committee of the Board of Directors, an audit committee.  The audit committee shall be composed of directors, designated from time to time by the Board of Directors, who are not employees of the Corporation or its subsidiaries and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as members of the committee.  Members of the audit committee shall also have the ability to read and understand fundamental financial statements.  Members of the audit committee shall be subject to the same standards of conduct as every member of the Board of Directors and nothing contained in this Charter shall be deemed to have added to or increased those standards.

Delegation of Authority

The Board of Directors hereby delegates to the audit committee the authority to do the following and all things incidental thereto:

1)

To appoint the independent auditors to be engaged by the Corporation, to establish the audit fees of the independent auditors and to pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

2)

To review the scope of the proposed audit for the current year, the audit procedures to be used, and, at the conclusion thereof, to meet with the independent auditors and financial management to review such audit, including any comments or recommendations of the independent auditors and to discuss with the independent auditors their independence.

3)

To review and evaluate the performance of the independent auditors, to review with the full Board of Directors any proposed discharge of the independent auditors and, after such review with the full Board of Directors, to discharge the independent auditors.

4)

To oversee the internal audit function of the Corporation and to review and approve the proposed internal audit plan for the coming year and the coordination of such plan with the independent auditors.

5)

To review summaries of findings from completed internal audits along with management's responses thereto, and to review progress reports on the current internal audit plan along with explanations for any deviations from the original plan.

6)	To review and concur in the appointment, replacement, reassignment, or dismissal of any director of internal auditing or person with similar functions.
7)

To review with the independent auditors and management the adequacy of the Corporation's internal controls and any significant findings and recommendations of the independent auditors and internal auditors together with management's responses thereto.

8)

To review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and filed with the Securities and Exchange Commission.

9)

To review with the independent auditors and management any changes in accounting principles, any serious difficulties or disputes with management encountered during the audit and any matters required to be discussed by the independent auditors pursuant to SAS No. 61.

10)	To establish and implement procedures for the receipt and investigation of submissions, anonymously or otherwise, by employees of concerns regarding accounting or auditing matters.
11)	To investigate any matter brought to its attention within the scope of its authority.
12)	To hire outside counsel, accountants or other consultants as the audit committee may determine will be useful to it in connection with the use of its authority.
13)	To consult with management regarding any aspect of the Corporation's financial information, recordkeeping and reporting.
14)	To make recommendations to the full Board of Directors regarding any aspect of the Corporation's financial information, recordkeeping and reporting.

Meetings

1)

The audit committee shall meet at such times and such places as it shall from time to time determine.  All meetings may be conducted by telephone or other legally permissible means.  A majority of the members of the audit committee shall constitute a quorum.

2)	The audit committee may ask members of management or others to attend any part of any of its meetings and provide pertinent information as it may request.
3)	The audit committee will prepare minutes of any actions taken by it for inclusion in the minutes of the Board of Directors.

2

Continuing Education

Members of the audit committee are encouraged to enhance their knowledge of accounting and related matters by participating in continuing education programs.  The Corporation will reimburse the reasonable costs of participating in such programs.

Amendment or Repeal of Charter

The Board of Directors may amend or repeal this charter and the authority of the audit committee at any time.

3

PROXY

CNB CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS -TUESDAY, MAY 12, 2009, 5:15 P.M.

          Harold G. Cushman, Jr., John C. Thompson, L. Ford Sanders, II, or ___________________, or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies all of the shares of Common Stock of CNB Corporation held of record by the undersigned on the Record Date at the Annual Meeting of Shareholders to be held on May 12, 2009, and at any adjournment thereof, as follows:

1.          Election of                  ____ FOR all nominees listed                ____ WITHHOLD AUTHORITY
             Directors.                            Below                                                    to vote for all nominees
                                                                                                                        listed below

                                                 ____ WITHHOLD AUTHORITY only on the following nominees:

                                                 Instructions:  To withhold authority to vote for any individual(s), write the nominee's(s') name(s)
                                                                       on the line above.

             NOMINEES (3-year term):                 William R. Benson               Edward T. Kelaher
                                                                            George F. Sasser                  Lynn Gatlin Stevens

2.          Ratification of Elliott Davis, LLC as the Company's auditors for the year ended December 31, 2009.

             ____ FOR                                                 ____  AGAINST                                              ____ ABSTAIN

3.          And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting.  (Management at present knows of no other business to be brought before the meeting.)

THE PROXIES WILL BE VOTED AS INSTRUCTED.  IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

Please sign exactly as name appears below.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign.  All joint owners must sign.

Dated:                                                     ,2009